SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

MedPro Safety Products, Inc.

(Name of Registrant as Specified in Its Charter)

Not applicable

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.
     [   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transactions applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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817 Winchester Road, Suite 200
Lexington, Kentucky 40505

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on January 21, 2009

     MedPro Safety Products, Inc. (“MedPro”) will hold its annual meeting of shareholders at the Embassy Suites hotel, 1801 Newtown Pike, Lexington, Kentucky, at 2:00 p.m. (EST) on Wednesday, January 21, 2009, for the following purposes:

1.	To elect six directors.

2.	To consider a proposal to approve the MedPro Safety Products, Inc. 2008 Stock and Incentive Compensation Plan.

3.	To transact any other business that may properly come before the meeting or any adjournment or adjournments of the meeting.

     The board of directors has fixed the close of business on December 10, 2008, as the record date to determine which shareholders are entitled to receive notice of the annual meeting and to vote at the meeting.

     We appreciate and welcome your participation in MedPro's affairs. Whether or not you plan to attend the annual meeting, please vote by completing, signing and dating the enclosed proxy card and returning it promptly to us in the enclosed self-addressed, postage prepaid envelope. If you attend the meeting, you may revoke your proxy and vote your shares in person.

By order of the Board of Directors

/s/
WALTER W. WELLER Secretary

2008 ANNUAL MEETING OF SHAREHOLDERS

General Information

     Date, Time and Place

     The annual meeting will be held at 2:00 p.m. (EST) on Wednesday, January 21, 2009, at the Embassy Suites hotel, 1801 Newtown Pike, Lexington, Kentucky, for the purposes described in the accompanying Notice of Annual Meeting of Shareholders. Your proxy is being solicited by the board of directors of MedPro. We will begin sending this proxy statement, the attached Notice of Annual Meeting of Shareholders, the proxy card and MedPro's Annual Report for the fiscal year ended December 31, 2007 to MedPro's shareholders on or about December 19, 2008.

     Record Date, Quorum, Vote Required

     Shareholders who owned MedPro common shares at the close of business on December 10, 2008 are entitled to notice of, and to vote at, the annual meeting. On the record date, there were 13,285,072 MedPro common shares issued and outstanding. Each person who holds common shares is entitled to one vote per common share owned on all matters voted on at the annual meeting except for the election of directors. In the election of directors, each person may cast one vote per share for each of up to six nominees.

     There must be a quorum in order to hold a valid meeting. There will be a quorum at the annual meeting if holders of at least a majority of the outstanding shares entitled to vote at the meeting are present in person or by proxy. Directors are elected by a plurality of the votes cast. The proposal to approve the 2008 Stock and Incentive Compensation Plan will be approved if a majority of the shares represented at the meeting are cast in favor of the proposal. All other matters that may properly come before the annual meeting will each be approved if more votes are cast in favor of the proposal than are cast against it.

     The inspectors of election appointed for the meeting will tabulate votes cast by proxy or in person at the annual meeting and will determine if there is a quorum. The inspectors will treat abstentions as shares that are present and entitled to vote to determine if there is a quorum, but as not voted to determine if a matter is approved. Abstentions will have no effect on the election of directors or the proposal to approve the 2008 Stock and Incentive Compensation Plan.

     If a broker indicates on the proxy card that it does not have discretionary authority to vote certain shares on a particular matter (a broker non-vote), the inspectors will not consider those shares as present and entitled to vote on that matter. Broker non-votes will have no effect on the election of directors or any other proposal.

     Voting and Revocation of Proxy

     If your proxy card is properly signed and returned to MedPro and is not revoked, the proxy holder will vote according to your instructions. If there are no specific instructions on the proxy card, your proxy holder will vote the shares represented:

  FOR the election of the people nominated as directors in this proxy statement;

  FOR the proposal to approve the 2008 Stock and Incentive Compensation Plan; and

  In the proxy holder's best judgment on such other matters that may properly come before the annual meeting.

     You may revoke your proxy at any time in one of three ways by:

  giving written notice of the revocation to the Secretary of MedPro;

  signing and delivering a proxy with a later date; or

  attending and voting in person at the annual meeting.

     Your proxy will not be revoked as to any matter that has already been voted on under the authority of the proxy at the time of the revocation. Your presence at the annual meeting does not by itself revoke the proxy.

Ownership of Equity Securities

     The following table shows information about the beneficial ownership of MedPro common shares as of December 10, 2008 by:

  each person known to MedPro who beneficially owns more than 5 percent of the outstanding MedPro common shares or who has filed a Schedule 13G or 13D with the Securities and Exchange Commission (SEC) with respect to MedPro shares;

  each of MedPro's directors and nominees for director;

  each of MedPro's executive officers named in the Summary Compensation Table; and

  all directors and executive officers of MedPro as a group.

     Unless otherwise indicated, each of the shareholders listed below has sole voting and investment power over the shares.

	Shares Beneficially Owned (1)
Name	Number of Shares	Percentage of class (2)

W. Craig Turner (3)	5,537,728	41.7%

Vision Opportunity Master Fund, Ltd.
(“VOMF”) (4)(5)	1,353,379	9.9

Vision Capital Advantage Fund LLC
(“VCAF”) (4)(6)	1,142,218	9.9

Gary A. Peterson (7)	1,108,569	8.3

Baton Development (7)	1,037,041	7.8

Warren Rustand (8)	243,658	1.8

Walter W. Weller (3)	169,073	1.3

Marc T. Ray (3)	46,650	*

Ernest L. Fletcher	0	—

W. Leo Kiely III	0	—

Executive officers and directors as a group
(7 persons)	7,105,678	53.0

*	Indicates less than 1%

(1) Unless otherwise indicated, each of the listed shareholders has sole voting and investment power with respect to the shares. Under SEC rules, each a person or group is considered to be the beneficial owner of securities that the person may acquire within 60 days through the exercise or conversion of convertible securities, options, warrants and rights, if any. Those securities are included in the total number of outstanding shares when computing the percentage beneficially owned by the person or group.

The securities are not included in the total number of outstanding shares when computing the percentage of shares beneficially owned by any other person or group.

(2) Percentages are based upon 13,285,072 outstanding shares. Shares underlying currently exercisable warrants and convertible preferred shares are deemed outstanding for determining the ownership percentage solely of the holder.

(3) Business address is 817 Winchester Road, Lexington, Kentucky 40505.

(4) VOMF holds 967,954 common shares (7.3%) that are entitled to vote at the annual meeting. VOMF’s address is 20 West 55th Street, New York, New York 10019.

(5) VCAF holds 286,084 common shares (2.2%) that are entitled to vote at the annual meeting. VCAF’s address is 615 South Dupont Highway, Dover, Delaware 19901.

(6) Neither the Series A Convertible Preferred Stock nor the Series B Convertible Preferred Stock held by VOMF and VCAF may be converted, nor may their related warrants to purchase common stock be exercised, to the extent that such a conversion or exercise would cause the holder to beneficially own more than 9.9% of the outstanding common stock. As a result of these restrictions, VOMF and VCAF may be deemed to be the beneficial owner of no more than 9.9% of the common stock, which is the number of shares shown in the table for each of them.

(7) Mr. Peterson is the CEO of Baton Development. Business address is 10040 East Happy Valley Road # 37, Scottsdale, Arizona 85260.

(8) Includes warrants to purchase 96,023 shares of common stock that are presently exercisable.

ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

     On December 28, 2007, in connection with a financing in which we sold securities to institutional investors for $13 million, MedPro completed a reverse merger with Dentalserv.com, a Nevada corporation with nominal assets and no active business, whose shares were registered under the Securities Exchange Act. As a result:

  The combined company, a Nevada corporation, changed its name from “Dentalserv.com” to “MedPro Safety Products, Inc.”

  The combined company continued MedPro’s historical business, which is developing and marketing medical safety devices incorporating proprietary needlestick prevention technology.

  MedPro’s management became the management of the combined company, and W. Craig Turner, Walter W. Weller, Gary A. Peterson and Warren Rustand became the directors of the combined company.

     Our board of directors is elected annually. Directors serve a one-year term expiring at each annual meeting, or until their successors have been elected.

Nominees

     Unless you instruct them otherwise, the proxy holders intend to vote the shares covered by valid proxies FOR the election of the nominees named in the following table to the board of directors. If any of these people will not be available to serve as a director, the proxy holders will have the discretion to vote for a substitute. In addition, the proxy holders will have the discretion to vote or withhold their vote for any additional nominees named by shareholders. The board of directors is not aware of any other circumstances in which any of the following people would not be available to serve as a director, if elected.

Name	Age	Title
W. Craig Turner	55	Chief Executive Officer and Chairman of the Board of
		Directors

Walter W. Weller	56	President, Chief Operating Officer, Director

Gary A. Peterson	57	Director

Warren Rustand	65	Director

Ernest L. Fletcher	55	Director

W. Leo Kiely III	61	Director

     W. Craig Turner is the founder of MedPro and has been Chairman of the board of directors of our predecessor since its inception. He was appointed Chairman of our Board of Directors when our merger took effect in December 2007. Mr. Turner is also the President and Chairman of the Board of Directors of CRM Companies, Inc., a real estate development company specializing in the development of commercial and industrial properties with more than 450 employees. At CRM Properties, Mr. Turner has been responsible for the development of over $250 million in commercial and industrial properties. Previously, Mr. Turner served as Director of Industrial Development for the Commonwealth of Kentucky under then Governors John Y. Brown and Martha Layne Collins.

     Walter W. Weller has been President of MedPro since 2003 and the Chief Operating Officer of our predecessor since its inception in 1993. Mr. Weller was appointed our President, Chief Operating Officer, and Director of MedPro when our merger took effect in December 2007. He has been responsible for MedPro’s product strategy, building customer relationships with key channel partners, and coordinating day to day activities for the Company. Before joining MedPro, Mr. Weller spent approximately ten years working in manufacturing, seven years in financial and operational management, and five years working with financial software design and implementation services. He participated in developing legislation that subsequently was enacted as the federal Needlestick Prevention Act.

     Gary A. Peterson was appointed as a Director when our merger took effect in December 2007. He also served as a director of our predecessor since 1998 and as its President and Chief Executive Officer from 1998 to 2003. Mr. Peterson is President and Chief Executive Officer of BATON Development Inc., a virtual incubator for new medical products and has been the Managing Member of BATON Ventures LLC and PSF Health Care LLC, and a Venture Partner in Affinity Ventures II LLC, all venture capital funds. Mr. Peterson has spent over 35 years in the medical device and health services business and has served as a director of numerous public and private companies. He was co-founder and Chief Operating Officer and Executive Vice President of Angiomedics Incorporated, which was acquired by Pfizer, Inc. in 1986 and renamed Schneider USA. Schneider has since been sold to Boston Scientific for over $2 billion. Before starting Angiomedics, Mr. Peterson was responsible for product management and long term planning for Cardiac Pacemakers, Inc. (which became Guidant and was subsequently acquired by Boston Scientific) and held various sales and marketing management positions with Renal Systems, Inc. (now Minntech).

     Warren Rustand was appointed as a Director when our merger took effect in December 2007. Mr. Rustand is currently managing partner for SC Capital Partners LLC. He has served as a member of the Board of Directors for over 40 public, private, and not-for-profit organizations, including as Chairman of more than half of those organizations. In the medical field, Mr. Rustand has served as Chairman of Tucson Medical Center, Chairman of Health Partners of Arizona, Chairman of TLC Vision, Chairman of Medical Body Sculpting, and Chairman of Health Equity, Incorporated. Mr. Rustand also served as Appointment Secretary and Cabinet Secretary to former US President Gerald Ford.

     Dr. Ernest L. Fletcher, who served as Governor of the Commonwealth of Kentucky from 2003 to 2007, was appointed a director in October 2008. Governor Fletcher was elected to the United States House of Representatives in 1998 from Kentucky’s 6th Congressional District. In Congress, he served as a member of the House Committees on Energy and Commerce and was selected to chair the Policy Subcommittee on Health. His legislative career began in 1995 as a State Representative for Kentucky’s 78th District. He has also been an Air Force fighter pilot, engineer, family doctor, lay minister, state legislator, and United States Congressman. Governor Fletcher was a family practice physician in Lexington for twelve years, including two years as CEO of the Saint Joseph Medical Foundation. He is currently a business development and healthcare consultant.

     W. Leo Kiely III was appointed a director in October 2008. He has been Chief Executive Officer of MillerCoors, a joint venture combining the U.S. and Puerto Rico operations of SABMiller plc and Molson Coors Brewing Company, since June 2008. Mr. Kiely became President and Chief Executive Officer of Molson Coors Brewing Company in February 2005. He previously served as a director of Coors Brewing Company since 1989. He was appointed Chief Executive Officer of Adolph Coors Company in July 2002 and served as Chief Executive Officer of Coors Brewing Company from May 2000 to March 2005. He served as President and Chief Operating Officer of Coors Brewing Company from March 1993 to May 2000. Before joining Coors Brewing Company, he held executive positions with Frito-Lay, Inc., a subsidiary of PepsiCo and Ventura Coastal Corporation, a division of Seven Up Inc.

     During 2007, the MedPro board of directors met three times. Each director attended at least 75 percent of all meetings of the board of directors and of the committees on which he or she served during the year. MedPro encourages its directors to attend the annual meeting of shareholders, and all directors attended the 2007 annual shareholders meeting.

Executive Officers of MedPro

     The executive officers of MedPro are W. Craig Turner and Walter. W. Weller, whose experience is described above, and Marc T. Ray.

     Marc T. Ray, age 55, was appointed Vice President Finance and Chief Financial Officer of our predecessor in October 2007 and continued in the same capacity when our merger took effect in December 2007. Mr. Ray served as the Treasurer and as a member of the Board of Directors of MedPro from July 1994 to August 2007. Mr. Ray is a Certified Public Accountant with 32 years of experience. From November 2004 to October 2007 Mr. Ray has served as the managing member of Ray, Foley, Hensley & Company, PLLC, a public accounting firm that he founded in Lexington, Kentucky. From February 1994 to October 2004, Mr. Ray was President of the Lexington, Kentucky based public accounting firm Ray, Hager & Henderson, PSC. In addition, from November 1997 until November 2005, Mr. Ray served at various times as treasurer, director, executive committee member and compensation committee member of Prevent Child Abuse America, a national charitable organization headquartered in Chicago, Illinois.

Independent Directors

     The board of directors has determined that W. Leo Kiely and Ernest L. Fletcher are independent directors as defined by its rules. In making its determination, the board complies with the corporate governance rules of The NASDAQ Stock Market regarding director independence.

Committees of the Board of Directors

     The standing committees of MedPro's board of directors are its audit committee, executive compensation committee and nominating committee. These standing committees were not established until 2008. The board of directors appoints the members of each committee for a term beginning after the first regular meeting of the board following the annual shareholders meeting and until their respective successors are elected and qualified. We expect the charters of each of the standing committees of our board of directors will be adopted in January 2009 and will be available on our corporate website at www.medprosafety.com. None of the four directors who served on our board committees in 2008 was independent. We expect to reorganize the membership of the committees at the board’s meeting in January 2009.

     Audit Committee

     The audit committee selects the auditing firm to be retained each year as independent auditors of MedPro's financial statements and to perform services related to the audit. It pre-approves any audit and non-audit services to be performed by the independent auditors. It reviews the scope and results of the audit with the independent auditors. It also reviews MedPro's financial statements and results of operations, internal accounting and control procedures, financial reporting policies and practices, internal audit reports, and makes reports and recommendations to the board as it deems appropriate. The audit committee reviews and approves related party transactions and other transactions as required by applicable rules and regulations. Messrs. Peterson, Rustand, Turner and Weller served on the audit committee during 2008, which Mr. Rustand chaired.

     Executive Compensation Committee

     The executive compensation committee determines the cash and other incentive compensation, if any, to be paid to MedPro's Chief Executive Officer, evaluates the performance of the Chief Executive Officer, and administers MedPro's 2008 Stock and Incentive Compensation Plan. The Chief Executive Officer determines the compensation of the other executives and employees under guidelines for incentive compensation approved by the executive compensation committee. Messrs. Peterson, Rustand, Turner and Weller served on the executive compensation committee, which Mr. Peterson chaired.

     Nominating Committee

     The nominating committee exercises general oversight with respect to the governance of the board of directors. It reviews and recommends candidates for director, evaluates and recommends governance practices, leads the board performance review, makes recommendations concerning the size and composition of the board, reviews and recommends policies applicable to directors, including compensation and retirement, assesses the independence of directors, recommends membership of board committees, reviews shareholder proposals and makes recommendations of changes to MedPro's Articles of Incorporation and Bylaws. In 2008, Messrs. Peterson, Rustand, Turner and Weller served as the nominating committee, which Mr. Turner chaired.

Nomination Policy

     In evaluating candidates for director, the corporate governance and nominating committee considers experience, mix of skills and other qualities desired to achieve appropriate board composition, taking into account the experience, skills and qualities of current board members and needs of the board and MedPro as identified by the committee from time to time. The committee has not established specific minimum criteria or qualifications because from time to time the needs of the board and Company may change. However, the committee will generally look for people who have demonstrated high ethical standards, integrity and sound business judgment.

     Consideration of new board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. In general, candidates for nomination to the board are suggested by board members or by officers of MedPro. MedPro did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating board nominee candidates. The committee will consider candidate proposals by shareholders that comply with the requirements of MedPro's bylaws and will evaluate candidates proposed by shareholders using the same criteria as for other candidates. A shareholder seeking to recommend a prospective nominee for the committee's consideration should submit the candidate's name and qualifications to the Company's Secretary by fax to (859) 225-5347 or by mail to Walter W. Weller, Secretary, MedPro, Inc., 817 Winchester Road, Suite 200, Lexington, Kentucky 40505.

Communications with the Board of Directors

     Shareholders and other parties interested in communicating directly with the board of directors or individual directors may do so by writing in care of MedPro's Secretary, Walter W. Weller, at 817 Winchester Road, Suite 200, Lexington, Kentucky 40505, or by fax to (859) 225-5347. The nominating committee is considering procedures for handling correspondence received by MedPro and addressed to the board of directors, or an individual director. The Secretary reviews any correspondence received in this manner to filter advertisements, solicitations, spam and other such items.

Certain Relationships and Related Transactions

     Bridge Loan

     In anticipation of the closing of the merger and the private placement with our Series A Stockholders, we borrowed $1,000,000 from Vision Opportunity Master Fund, Ltd. at an interest rate of 8% per year and paid an origination fee of $50,000. VOMF also purchased $12 million of the $13 million of newly issued Series A Stock and related warrants to purchase our common stock (a portion of which was subsequently purchased by an affiliate, Vision Capital Advantage Fund LLC). MedPro repaid the loan in full with the proceeds from the sale of the Series A Stock and warrants.

     CRM Financing

     For several years, CRM Companies, Inc., a company controlled by our CEO, Chairman and largest shareholder, W. Craig Turner, has provided substantial financial support to MedPro The financial support provided from time to time by CRM and, to a lesser degree, by other shareholders allowed our company to continue operating. During 2005, 2006 and 2007 we began to settle and compromise debts in order to improve our balance sheet with a view toward finding additional funding or an investment partner.

     On September 1, 2006, MedPro issued a $2,000,000 promissory note to CRM as part of a corporate debt restructuring in which CRM agreed to forgive amounts otherwise owed or accruable to it under various agreements with MedPro. CRM’s financial support to MedPro had included making short-term bridge loans, providing services, paying various expenses directly, guaranteeing loans, and subsidizing office lease expense. At the time, our obligations to CRM totaled more than $5 million. CRM and Mr. Turner waived these obligations, late fees due on indebtedness and any rights to future grants of warrants that had been contemplated as consideration for the loans and the services provided to MedPro in exchange for a grant of 536,306 shares of common stock to Mr. Turner and the issuance of the promissory note. The shares were valued at $1,822,805, or approximately $3.40 per share, the price per share for which we had negotiated to issue shares to repay similar obligations to non-affiliate shareholders during 2006. The CRM note bore interest at an annual rate of 6% and provided for additional interest of 5% every 60 days if all principal and accrued interest is not repaid by December 31, 2007. As agreed under the terms of our stock purchase agreement with the Series A Stockholders, in 2008, we used a portion of the net proceeds from the sale of the securities to pay down all of the accrued interest and $1,250,000 of principal of this note. Interest was then paid monthly in 2008 until the principal was repaid in full in August 2008.

     As part of the debt restructuring, Mr. Turner personally guaranteed the term loan and revolving line of credit under our credit agreement. We agreed to pay Mr. Turner a $250,000 fee for the personal guarantee. Mr. Turner subsequently assigned the right to receive the guarantee fee to another shareholder, and on December 28, 2007, the shareholder exchanged this right for 138,783 common shares, or $1.36 per share.

     Accounting Fees

     In January 2006, we issued 10,915 shares to settle an outstanding debt of $37,100 owed to our former accounting firm in which Marc T. Ray, our Chief Financial Officer since October 2007, owned a one-third interest. The price per share was approximately $3.40.

     Vacumate LLC Merger

     Vacumate LLC was formed by an investor group comprised in part of Company shareholders, including the Company’s Chairman, to re-acquire patents for the Vacu-Mate technology after MedPro defaulted on its financial obligations under an earlier agreement to acquire the technology. To retain the opportunity to develop the technology when it had limited capital resources, the Company entered into an agreement to develop the technology in exchange for a 40% interest in Vacumate LLC.

     To facilitate a financing in the future, Vacumate LLC and MedPro combined through a merger in January 2007, in which the Vacumate LLC members received 60% of MedPro’s shares. At the time, MedPro’s 40% ownership interest in Vacumate LLC represented a substantial portion of MedPro’s total assets. The merger combined Vacumate LLC and MedPro in a manner that gave the equity owners of each company value in the combined company equivalent to the value held in each of the predecessor companies. In the merger:

  each of the 60 ownership units of Vacumate LLC held by owners other than MedPro converted automatically into approximately 103,651 shares of the common stock of the combined company; and

  each of the shares of MedPro common stock issued and outstanding immediately before the effective time was reduced to approximately 0.18 shares of the common stock of the combined company.

     In the Vacumate merger, MedPro’s Chairman, W. Craig Turner, and members of his family received approximately 3.4 million shares of the common stock of the combined company for the 33 units of Vacumate LLC they owned.

     Technology Development and Option Agreement

     On August 24, 2007, we entered into a Technology Development and Option Agreement (the “Technology Agreement”) with SGPF, LLC. W. Craig Turner, our Chairman and CEO, owns 100% of the equity units of SGPF. SGPF was established to acquire the “Blunt Technology” underlying our safety syringe and related products which

MedPro believed had potential for successful commercialization. At the time, MedPro did not have the financial resources to acquire the technology and risked losing the opportunity to other interested parties. Under the Technology Agreement, SGPF agreed to acquire the Blunt Technology and MedPro agreed to direct its development with the objective of fully commercializing the Blunt Technology as quickly as possible. MedPro agreed to pay up to $375,000 towards the cost of developing the Blunt Technology and acquired an option to purchase the Blunt Technology. The option purchase price was originally $2,500,000 in cash, assumption of SGPF’s obligation to pay $2,750,000 in patent transfer payments, including reimbursement of any installments previously paid by SGPF, and $2,500,000 of our common stock based on a value of $1.81 per share, which was the value agreed upon in our agreement with the Series A Stockholders. In addition, MedPro agreed to assume SGPF’s obligation to pay a royalty of 5% of on the first $250,000 of adjusted gross sales of products using the Blunt Technology in any calendar year, and 4% of the adjusted gross sales of such products for the remainder of the year.

     On September 8, 2008, MedPro agreed to amend the Technology Agreement, which was a condition to our receiving a commitment from the holders of our Series J warrants to exercise those warrants for cash by November 1, 2008. The amendment:

  Increased the portion of the exercise price to be paid in cash from $2,500,000 to $3,345,000, which amount included all amounts SGPF had paid to date to acquire the applicable patents and patent applications technology under its agreement with the original holders of the technology; and

  Reduced the portion of the exercise price payable in shares of newly issued shares of our common stock from $2,500,000 to $1,250,000, based on a value of $1.81 per common share.

     The amendment took effect on September 30, 2008, when the following events occurred (a) the holders of our Series J Warrants had exercised them for at least $6.5 million in cash by that date, and (b) we exercised our option to purchase the Blunt Technology. The purchase closed in October 2008, at which time MedPro paid the cash portion of the purchase price, and the parties further amended the Technology Agreement to provide that the stock portion of the purchase price would be issued to SGPF only upon the occurrence of one of the following events:

  Within 30 days of MedPro’s realization, on a cumulative basis, of $5,000,000 of gross sales revenue from the Blunt Technology, or

  A ‘change of control’ of MedPro, defined as any event or set of circumstances, including but not limited to the termination of his employment, whereby W. Craig Turner ceases to possess, directly or indirectly, the power to direct or cause the direction of the management and policies of MedPro; or

  The sale or licensing of any part of the Blunt Technology intellectual property to another entity.

     As a result of its exercise of the option, MedPro assumed the obligation to pay the six quarterly patent transfer payments of $250,000 then remaining, or a total of $1,500,000.

     Key-Lok Acquisition

     During 2006, MedPro acquired a needless IV system, known as Key-Lok, a product owned by Baton Ventures, LLC, an entity managed by Baton Development, Inc., which is owned by Gary A. Peterson, one of our directors. In the transaction, MedPro issued 291,020 shares of MedPro common stock to Baton Ventures and assumed outstanding legal bills of approximately $10,000. Baton Ventures also elected to convert a total of $452,000 in additional bridge loans to equity and received 132,997 shares of MedPro common stock. At December 31, 2007, accrued and unpaid interest on the loans from Baton totaled $74,912, which was paid during the first quarter of 2008.

     During 2005, Baton Ventures converted a convertible note in the amount of $1,000,000, plus accrued interest of $493,336, into a total of 439,158 shares of our common stock, a price of approximately $3.40 per share. In 2005, we also issued shares to Baton Development to pay the principal balance of, and accrued interest on, loans Baton Development made to us from April 2003 through December 2005. We issued 56,876 shares to retire loans in the principal amount of $312,853, a price of approximately $5.50 per share. We also issued a total of 21,967 to retire the outstanding balance of one short-term $50,000 loan and to pay $24,667 in accrued interest on all these loans, a price of approximately $3.40 per share.

     Convertible Notes

     In 2001, MedPro issued 8% convertible notes that would automatically convert into shares of common stock upon the completion of an equity financing that raises gross proceeds of $2 million. The principal and accrued interest on the notes converted at a price equal to 74% of the price per share at which the shares are issued in the financing. Upon the closing of the sale of the Series A Stock on December 28, 2007, the convertible notes then outstanding converted into a total of 216,347 shares of common stock at a conversion price equivalent to $1.43 per share. The conversion price was 74% of the per share valuation of the MedPro common stock negotiated with the Series A Stockholders in connection with their investment. One of the noteholders was a former director of our predecessor corporation.

     On May 10, 2007, MedPro paid $472,983 in cash to retire a fifth convertible note and also issued 7,641 shares to the holder for his forbearance on the past due outstanding balance of the note. To raise the cash to retire this note, on May 10, 2007, MedPro issued a total of 516,474 shares to three shareholders for $500,000, or approximately $0.97 per share. The price per share was negotiated with the shareholders and reflected that unlike the debt-to-equity conversion transactions, the shareholders were investing cash. One of the shareholders involved in these transaction was William Turner, the father of our Chairman and CEO, who paid $250,000 in cash to purchase 258,237 shares.

Ongoing Relationships

     Lease

     We lease our office and storage facility in Lexington, Kentucky, under a non-cancelable operating lease. The lease runs through 2012 at a monthly rent of $6,975, with an option for two five-year extension options. The lessor is a partnership in which MedPro’s Chairman and CEO holds an interest.

     Advisory Agreements with SC Capital Partners

     SC Capital Partners, LLC served as a financial advisor in connection with our sale of Series A Stock and warrants to investors. For those services, SC Capital was entitled to receive a total of $1,040,000 in cash, 593,931 newly issued shares of common stock and warrants to purchase 533,458 shares of common stock. The warrants are exercisable at an exercise price of $1.81 and have substantially the same terms as the Series A warrants. Upon completion of the merger, Warren Rustand, Managing Partner of SC Capital, became a MedPro Director. SC Capital assigned its right to receive the shares and warrants to nine persons, including Mr. Rustand and other principals and employees of SC Capital.

     In March 2008, we entered into a financial advisory agreement with SC Capital. SC Capital has agreed to provide us with advisory services, finder services, merger and acquisition services and strategic alliances services. The agreement will continue on a month-to-month basis until it is terminated by either party in writing with 30 days notice, during which time we will pay SC Capital a consulting fee of $15,000 per month. We agreed to pay additional compensation to SC Capital in connection with any definitive agreements we enter into with parties specifically identified by SC Capital during and within 24 months after termination of the agreement. For an equity financing transaction, we must pay a consulting fee equal to 8% of the principal cash amount of all securities and institutional and secondary financings introduced by SC Capital and provide SC Capital with warrants to purchase a number of shares or units equal to 8% of the number of shares or units sold under the equity financing. In a debt financing transaction, we must pay a consulting fee equal to 3% of any gross proceeds received by MedPro in connection with a debt financing. In a committed debt facility, the fee owed to SC Capital is to be calculated on the gross available amount committed to us. In connection with any merger and acquisition transaction occurring during the term of the agreement, SC Capital would be entitled to 2.5% of the total transaction consideration for the first $20 million and 2.0% for any amount over $20 million. For strategic alliances or other business realignments resulting from SC Capital’s services, we must pay a consulting fee equal to 8% of the value of the transaction.

     Other Relationships

     As of December 31, 2007, amounts payable to our officers and employees totaled approximately $195,000. This amount included accrued and unpaid compensation of $87,500 payable to W. Craig Turner and $45,833 payable to Walter Weller, our Chief Operating Officer.

     C. Garyen Denning, MedPro’s Vice President of Sales and Marketing, is the son-in-law of W. Craig Turner, our Chairman. Mr. Denning was paid an aggregate salary, bonus and taxable perquisites of approximately $96,500 during 2007.

Compensation Discussion and Analysis

     Until December 28, 2007, MedPro was a closely held private company. For most of 2007, MedPro operated with two executive officers, one of whom was its controlling shareholder, before adding a chief financial officer in October 2007. With limited financial resources to develop its medical safety technology and operate its business, MedPro's compensation consisted principally of salary and was determined in direct negotiations among the executives in which the company's sources and uses of working capital were the predominant factor.

     In the stock purchase agreement negotiated between MedPro and institutional investors for the $13 million investment that was completed on December 28, 2008, the parties agreed that MedPro would award incentive compensation to its management and employees. The agreement authorized MedPro to adopt an equity compensation plan and to award to its management and employees options to purchase 3,000,000 shares at $1.81 price per share, the agreed upon valuation of MedPro’s common stock for purposes of the investors' purchase of preferred stock and the related reverse merger. The awards were intended both to reward officers for successfully obtaining a capital infusion that was critical to MedPro’s future operations and to incentivize employees to put forth their best efforts on behalf of the company. If fully exercised, the option shares would represent approximately 18% of the then outstanding common shares, but a much smaller percentage depending upon the degree to which the investors' converted their preferred shares into approximately 6.7 million common shares, and exercised their warrants to purchase up to approximately 25.3 million common shares.

     As of the date of this proxy statement, MedPro’s compensation committee and board of directors were developing policies for determining the future compensation of its executives.

Executive Compensation

     Summary Compensation Table

     The following Summary Compensation Table shows the cash and non-cash compensation earned during the fiscal year ended December 31, 2007 by W. Craig Turner, MedPro’s Chairman and Chief Executive Officer, Walter Weller, MedPro’s President and Chief Operating Officer, and Marc Ray, MedPro’s Vice President Finance and Chief Financial Officer.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)

W. Craig Turner,	2007	$127,209	–	$24,630(1)	–	$151,839
Chairman and Chief
Executive Officer

Walter W. Weller,	2007	$158,462	–	$24,630(1)	–	$183,092
President and Chief
Operating Officer

Marc T. Ray, Chief	2007	$40,385	–	$24,630(1)	–	$65,015
Financial Officer(2)

(1)	Directors received stock valued at $24,630 as compensation for service during 2007 before the merger with Dentalserv.com
(2)	Mr. Ray joined MedPro as Chief Financial Officer in October 2007, after having previously served as a director.

     Outstanding Equity Awards at Fiscal Year-End

     None of MedPro’s executive officers held outstanding stock options or unvested stock at the end of 2007.

     Employment Agreements

     Currently, MedPro has no employment contracts with its executive officers.

Director Compensation

     None of MedPro’s directors other than executive officers received compensation for services during the fiscal year ended December 31, 2007. Amounts paid to executive officers are included in the Summary Compensation Table.

     We have paid Baton Development $100,000 for consulting services that Gary A. Peterson, a director, will provide to us during 2008 at the direction of our Chairman and our Chief Operating Officer. Mr. Peterson, the sole owner of Baton, has also previously served as the MedPro’s President. He has been assigned the task of developing a new marketing strategy for the Key-Lok device and we rely on his extensive knowledge of the intravenous product marketplace to assist in the reintroduction of this technology. We are amortizing the fee monthly throughout 2008.

Report of the Audit Committee

     The ultimate responsibility for good corporate governance rests with the board of directors, whose primary roles are oversight, counseling and directing to MedPro's management in the best long-term interests of MedPro and its shareholders. The audit committee serves to oversee MedPro's accounting and financial reporting process and audits of MedPro's financial statements on behalf of the board. The committee assists the board in its general oversight of MedPro's financial statements, accounting and financial reporting principles, internal control over financial reporting, and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. Management has the primary responsibility for preparing the financial statements and complying with the reporting process, including the systems of internal control over financial reporting. The independent auditing firm Rodefer Moss & Co., PLLC is responsible for performing an independent audit of the consolidated financial statements in accordance with U.S. generally accepted auditing standards.

     In fulfilling its oversight responsibilities, the audit committee reviewed with management and with Rodefer Moss & Co., PLLC the audited consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2007. In the course of their review, the audit committee discussed with management the quality and the acceptability of significant financial reporting issues, the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The audit committee reviewed with Rodefer Moss & Co., PLLC their judgments as to the quality, and not just the acceptability, of MedPro's accounting principles and such other matters as are required to be discussed with the audit committee under U. S. generally accepted auditing standards. Rodefer Moss & Co., PLLC also provided to the audit committee the written disclosures of all independence-related relationships as required by professional standards and other regulatory requirements and the communications required under Statement on Auditing Standards No. 61 (Communications with Audit Committee).

     The audit committee discussed with the independent auditors the overall scope and plans for their audit and pre-approved the audit services and permitted non-audit related services to be performed by them. The audit committee adopted a fee schedule for the audit, other audit related services and other anticipated services. In addition the audit committee considered any proposed services that had not been approved as part of the annual process.

     The audit committee meets periodically with the independent auditors, with and without management present, to discuss the results of their examination, their evaluations of MedPro's internal control over financial reporting, and the overall quality of MedPro's financial reporting. The audit committee also meets periodically with MedPro's chief financial officer about significant risks and exposures and assesses actions taken to minimize such risks. The audit committee also reviewed and discussed MedPro's progress on compliance with Section 404 of the Sarbanes-Oxley Act.

     In reliance on the reviews and discussions referred to above, the audit committee recommended to the board (and the board directed) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission. The audit committee has selected Rodefer Moss & Co., PLLC as MedPro's independent auditors for the year ending December 31, 2008.

AUDIT COMMITTEE
Warren Rustand, Chair
Gary A. Peterson
W. Craig Turner
Walter W. Weller

PROPOSAL TO APPROVE
THE 2008 OMNIBUS INCENTIVE COMPENSATION PLAN

(Item 2 on the Proxy Card)

     On August 18, 2008, our board of directors adopted the MedPro Safety Products, Inc. 2008 Stock and Incentive Compensation Plan (“2008 Plan”). The total number of shares of common stock available for issuance pursuant to awards under the 2008 Plan is 7,500,000 shares. The 2008 Plan permits grants of stock options (including incentive stock options and nonqualified stock options), stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, and cash performance awards. The 2008 Plan became effective upon adoption by the board of directors. The board of directors is submitting the proposal to approve the 2008 Plan because the Internal Revenue Code requires the Plan be approved by shareholders in order to award incentive stock options to employees. If shareholders do not approve the 2008 Plan, MedPro will not be able to award incentive stock options to its employees.

     Purposes of the 2008 Plan

     The purposes of the 2008 Plan are to increase growth and profitability, provide competitive compensation while retaining the benefits of tax deferral, attract and retain exceptional personnel and encourage excellence in the performance of individual responsibilities, and motivate directors and key employees to contribute to our success.

     Shares Subject to the Plan

     The 2008 Plan authorizes the issuance of a maximum of 7,500,000 common shares for awards to employees and directors, subject to adjustment as described below. If an award granted under the 2008 Plan expires or terminates without exercise, the shares no longer subject to that award will again become available for issuance under the Plan. A maximum of 1,500,000 common shares subject to stock-based awards or $1,000,000 for cash-based awards may be granted during any one fiscal year to any one individual. A maximum of 300,000 shares may be issued upon the exercise of incentive stock options. A maximum number of 50,000 shares may be issued without consideration as restricted stock awards, restricted stock units or other “full-value awards.”

     The 2008 Plan authorizes the following types of awards:

  incentive stock options and nonqualified stock options to purchase common stock at a set price per share;

  stock appreciation rights to receive upon exercise common stock or cash equal to the appreciation in value of a share of common stock;

  restricted stock, which are shares of common stock granted subject to a restriction period and/or a condition which, if not satisfied, may result in the complete or partial forfeiture of the shares;

  performance shares to be issued upon the satisfaction of predetermined performance measures;

  restricted stock units which provide for shares to be issued or cash to be paid upon the lapse of predetermined restrictions, or;

  cash performance awards which provide for cash to be paid upon the satisfaction of predetermined performance measures.

     Awards granted under the 2008 Plan must be evidenced by award agreements that state the terms and conditions of the awards and must otherwise be consistent with the provisions of the Plan.

     Administration

     The 2008 Plan is initially administered by the board of directors, which has full power and authority to take all actions necessary to carry out the purpose and intent of the plan. The board may delegate the administration of the 2008 Plan to a committee comprised of two or more directors, who cannot be current or former employees or officers of MedPro and cannot receive remuneration from MedPro in any capacity other than as directors. The committee will have full power and authority to take all actions necessary to carry out the purpose and intent of the plan, including the authority to grant awards to employees and to interpret the plan, establish rules and regulations, and perform all other acts it believes reasonable and proper. Subject to the provisions of the Plan, the committee will have sole discretion to determine those eligible to receive awards, the amount, type, and timing of each award and the terms and conditions of the respective award agreements. The committee may modify outstanding awards, accelerate or change the time of exercise, or waive a lapse of a condition of an award, and establish conditions for earning awards. Modifications that may materially adversely affect an award cannot be made without the consent of the holder of the award

     Option Grants

     On August 18, 2008, the board of directors awarded options to purchase a total of 3,000,000 shares to directors, officers and employees at an exercise price of $1.81 per share. The exercise price is equal to the per share valuation of our common stock agreed upon with the holders of our Series A Stock in connection with those holders’ purchase of preferred stock and warrants to purchase common stock for $13 million on December 28, 2007. The options may be exercised only during the thirty day period ending on January 31, 2013. If before that date either the recipient terminates service with us or a change of control of our company occurs, then the recipient must exercise the options 30 days after the event.

     The following table presents the number of shares of common stock underlying the options awarded to our directors and executive officers on August 18, 2008.

Name	Position	Number of Shares
W. Craig Turner	Chairman of the Board and Chief	1,050,000
	Executive Officer

Walter W. Weller	President and Chief Operating Officer,	1,050,000
	Director

Marc T. Ray	Vice President-Finance and Chief	350,000
	Financial Officer

Warren Rustand	Director	100,000

Gary A. Peterson	Director	100,000

Federal Income Tax Consequences

     Grants of Options, SARs and Awards

     The grant of a nonqualified stock option, incentive stock option, SAR, performance share, or restricted stock does not result in income for the grantee or in a deduction for the corporation. In the case of restricted stock, the stock must be subject to "restrictions on transfer" and a "substantial risk of forfeiture," to avoid taxation at grant, as intended under the 2005 Plan. A recipient of restricted stock may elect in the manner prescribed by Section 83(b) of the Internal Revenue Code, to be taxed at grant rather than deferring taxation until the restrictions lapse.

     Exercise of Options and SARs and Lapse of Restrictions or Attainment of Performance Criteria

     The exercise of a nonqualified stock option results in ordinary income for the optionee and a deduction for the corporation measured by the difference between the option price and the fair market value of the shares received at the time of exercise. Income tax withholding is required.

     The exercise of an option in accordance with the incentive stock option rules does not result in immediate income for the optionee, except that the excess of the fair market value on the exercise date over the option price of the shares is an "item of adjustment" for alternative minimum tax purposes. When an optionee sells shares acquired by exercise of an incentive stock option, the optionee's gain (the excess of sales proceeds over option price) on the sale will be taxed as capital gain provided the sale is not within two years after the date of grant nor within one year after the transfer of shares upon exercise. If the subsequent sale is before the expiration of either the two-year or the one-year period, the optionee generally will realize ordinary income in the year of the disqualifying sale, and MedPro will then be entitled to a deduction for that spread in value.

     Upon the exercise of SARs or the receipt of cash or stock under a performance share, the grantee recognizes ordinary income and the corporation is entitled to a deduction measured by the fair market value of the shares plus any cash received. Income tax withholding is required.

     Absent a Section 83(b) election, the grantee of a restricted stock award recognizes ordinary income and the corporation is entitled to a deduction at the time the restrictions lapse or at the time the stock becomes transferable. The amount of income is measured by the fair market value of the shares at the time of lapse.

     The grantee of a restricted stock award may elect to include the fair market value of the shares at the time of grant in income for the year of the grant. A Section 83(b) election generally cannot be revoked and must be made in writing within thirty days of the grant. If an election is made, and the stock is held for at least one year after grant, any appreciation in value between the grant date and the lapse of the restrictions, as well as appreciation thereafter, will be taxed as a capital gain.

     At the time the employee has ordinary income, MedPro will receive a tax deduction for restricted stock in the same amount. Income tax withholding is required, and that income is subject to all applicable payroll taxes.

     Subsequent Sales

     Subject to the special rules governing disqualifying dispositions of incentive stock options a sale of shares more than one year after their receipt as described above will result in long-term gain to the holder. Under present law, long-term capital gain is generally taxed at a maximum rate of 15% compared to the maximum rate of 35% applicable to ordinary income. Capital gain or loss is measured by the difference between the sale proceeds and the selling shareholder's tax basis in the stock sold. A recipient of an option, right or award may include in the tax basis of his or her shares any ordinary income recognized upon receipt of such shares.

Qualified Performance-Based Awards

     Section 162(m) of the Code generally disallows deductions for publicly held corporations with respect to compensation in excess of $1,000,000 paid to the corporation’s chief executive officer and its four other most highly compensated officers. However, compensation payable solely on account of attaining one or more performance goals is not subject to this deduction limitation if the performance goals are objective, pre-established and determined by a committee comprised solely of two or more outside directors, the material terms were in fact satisfied before the compensation is paid. The business criteria used by the committee in establishing performance goals applicable to qualified performance awards to the named executive officers will be selected from among the criteria for the Company, as a whole or any business unit of the Company set forth below, either on an absolute basis or relative to an index:

  revenues;

  earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, incentives, service fees or extraordinary or special items;

  net income or net income per share (basic or diluted);

  return on assets, return on investment, return on capital, or return on equity;

  cash flow, free cash flow, cash flow return on investment, or net cash provided by operations;

  economic value created;

  one or more operating ratios specified with particularity by the board or the committee, as the case may be;

  stock price, dividends or total stockholder return;

  the accomplishment of merger, acquisitions, dispositions, public offerings, or similar extraordinary business transactions; or

  quality goals that are objectively determinable.

     The deduction limitation also does not apply with respect to compensation otherwise deductible on account of stock options and stock appreciation rights granted at a fair market value under a plan which limits the number of shares that may be issued to any individual and which is approved by the corporation’s shareholders.

New Plan Benefits

     The following table describes the benefits that will be received by the persons and groups named below under the 2008 Stock and Incentive Compensation Plan. The table includes awards that were made on August 18, 2008. Other amounts are not determinable because the award is at the discretion of the executive compensation committee.

New Plan Benefits

Stock and Incentive Compensation Plan

Name and Position	Dollar Value ($)	Number of Shares
W. Craig Turner
Chairman of the Board and
Chief Executive Officer	$5,103,000	1,050,000

Walter W. Weller
President and Chief Operating
Officer, Director	$5,103,000	1,050,000

Marc T. Ray
Vice President-Finance and
Chief Financial Officer	$1,701,000	350,000

Warren Rustand
Director	$486,000	100,000

Gary A. Peterson
Director	$486,000	100,000

Executive Group (1)	$11,907,000	2,450,000

Non-Executive Director Group	$972,000	200,000

Non-Executive Officer
Employee Group	$1,701,000	350,000

(1)	Comprised of our three executive officers, who are named above.

Equity Compensation Plan Information

     The following table provides information with respect to our equity compensation plans as of December 31, 2007.

Plan category	Number of shares to be issued upon the exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans
approved by security
holders	0	0	0

Equity compensation plans
not approved by security
holders	0	0	0

Total	0	0	0

     The 2008 Stock and Incentive Compensation Plan will be approved if a majority of the shares represented and entitled to vote at the annual meeting affirmatively vote FOR approval of the proposal. The Board of Directors recommends that shareholders vote FOR approval of the proposal.

INDEPENDENT AUDITORS

     The audit committee has selected the firm of Rodefer Moss & Co., PLLC as the independent auditors for MedPro to audit its financial statements for the fiscal year ending December 31, 2008. Rodefer Moss & Co., PLLC has served as the independent auditors for MedPro for all fiscal years beginning with the fiscal year ended December 31, 2006 and is, therefore, familiar with the affairs and financial procedures of MedPro. A representative of Rodefer Moss & Co., PLLC is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

OTHER MATTERS

Shareholders' Proposals for the 2009 Annual Meeting

     Under Rule 14a-8 promulgated under the Exchange Act, MedPro shareholders may present proposals to be included in the MedPro proxy statement for consideration at the next annual meeting of its shareholders by submitting their proposals to MedPro in a timely manner. Any such proposal must comply with Rule 14a-8.

     To be included in the proxy statement for MedPro's 2009 annual meeting, a shareholder must submit a matter to be raised at the 2009 annual meeting no later than August 21, 2009, and must include a brief description of the business, the reasons for conducting such business, any material interest the shareholder has in such business, the name and address of the shareholder as they appear on MedPro's books and the class and number of MedPro common shares the shareholder beneficially owns. SEC Rule 14a-8 sets forth standards for what shareholder proposals MedPro is required to include in a proxy statement for an annual meeting. A matter a shareholder proposes to raise at the 2009 annual meeting will be considered untimely unless MedPro receives notice of the matter the shareholder intends to raise by November 4, 2009, or 45 days before the date one year after MedPro mailed proxy materials for its 2008 annual meeting.

Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the Securities Exchange Act of 1934 requires MedPro's directors and executive officers and people who own more than 10 percent of MedPro's common shares to file initial stock ownership reports and reports of changes in ownership with the Securities and Exchange Commission. Based on a review of these reports, there were no late filings in 2007.

Miscellaneous

     The board of directors does not know of any other business to be presented for consideration at the meeting. If other matters properly come before the meeting, the persons named in the accompanying proxy form intend to vote on such matters based on their best judgment.

     MedPro will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the proxy materials. In addition to solicitation by mail, directors, officers and regular employees of MedPro (none of whom will be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy cards and proxy materials to the shareholders they represent and MedPro will reimburse them for their expenses.

     MedPro will furnish, without charge, to each person whose proxy is being solicited, upon request, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission, including the financial statements, notes to the financial statements and the financial schedules contained in the report. MedPro will also furnish copies of any exhibits to the report upon request, but may charge a reasonable copying charge for them. Shareholders should address requests for copies of any of these materials to Walter W. Weller, Secretary, MedPro Safety Products, Inc., 817 Winchester Road, Suite 200, Lexington, Kentucky 40505.

By order of the Board of Directors

WALTER W. WELLER
Secretary

*********************************

     Please date, sign and return the enclosed proxy card in the enclosed envelope at your earliest convenience. Postage is not required if it is mailed in the United States.

MEDPRO SAFETY PRODUCTS, INC.

This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned, a shareholder of MEDPRO SAFETY PRODUCTS, INC., a Kentucky corporation, hereby appoints MARC T. RAY and L. RAY KEMP, and each of them, the true and lawful attorneys and proxy holders with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the common shares of MedPro which the undersigned would be entitled to vote if personally present at the Meeting of Shareholders to be held at the Embassy Suites hotel, 1801 Newtown Pike, Lexington, Kentucky 40505 on Wednesday, January 21, 2009 at 2:00 p.m. local time, and at any adjournment thereof.

     The undersigned hereby revokes all proxies heretofore given and ratifies and confirms that the proxy holders appointed hereby, or either of them, or their substitutes, may lawfully do or cause to be done by virtue thereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Meeting and Proxy Statement and a copy of MedPro's Annual Report for the period ended December 31, 2007.

1.	ELECTION OF DIRECTORS

		Ernest L. Fletcher	W. Leo Kiely III
		Gary A. Peterson	Warren Rustand
		W. Craig Turner	Walter W. Weller

	☐	Vote FOR all nominees listed above

	☐	WITHHOLD AUTHORITY
(except as stated below) to vote for all nominees listed above

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line below.

2.	PROPOSAL TO APPROVE THE MEDPRO SAFETY PRODUCTS, INC. 2008 STOCK AND INCENTIVE COMPENSATION PLAN

	☐ FOR	☐ AGAINST	☐ ABSTAIN

DISCRETIONARY AUTHORITY: To vote with discretionary authority with respect to all other matters which may properly come before the meeting.

This Proxy is continued on the reverse side. Please sign on the reverse side and return promptly.

This proxy, when properly executed, will be voted in accordance with any directions given and as provided in the accompanying proxy statement. Unless otherwise specified, the proxy will be voted FOR the nominees listed in Proposal 1 and FOR Proposal 2. The Board of Directors recommends a vote FOR Proposals 1 and 2.

Signature	Date

Signature, if held jointly.

Please sign exactly as shares are registered. If shares are held by joint tenants, all parties in the joint tenancy must sign. When signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.